Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.:

We have audited the accompanying consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule of real estate and accumulated depreciation. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The Company adopted Financial Accounting Standards Board Interpretation No. 46 (R) Consolidation of Variable Interest Entities in 2004.

/s/KPMG LLP
McLean, Virginia
March 3, 2006, except as to notes 1, 10, 12, 16 and 19, which are as of June 13, 2006

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

(in millions, except per share amounts)

	2005	2004
ASSETS
Property and equipment, net	$7,434	$7,298
Assets held for sale	73	113
Due from managers	41	51
Investments in affiliates	41	69
Deferred financing costs, net	63	70
Furniture, fixtures and equipment replacement fund	143	151
Other	157	168
Restricted cash	109	154
Cash and cash equivalents	184	347

Total assets	$8,245	$8,421

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt
Senior notes, including $493 million and $491 million, net of discount, of Exchangeable Senior Debentures, respectively	$3,050	$2,890
Mortgage debt	1,823	2,043
Convertible Subordinated Debentures	387	492
Other	110	98

Total debt	5,370	5,523
Accounts payable and accrued expenses	165	113
Liabilities associated with assets held for sale	—	26
Other	148	156

Total liabilities	5,683	5,818

Interest of minority partners of Host Hotels & Resorts, L.P.	119	122
Interest of minority partners of other consolidated partnerships	26	86

Stockholders’ equity
Cumulative redeemable preferred stock (liquidation preference $250 million and $350 million, respectively), 50 million shares authorized; 10.0 million and 14.0 million shares issued and outstanding, respectively	241	337
Common stock, par value $.01, 750 million shares authorized; 361.0 million shares and 351.4 million shares issued and outstanding, respectively	4	3
Additional paid-in capital	3,080	2,953
Accumulated other comprehensive income	15	13
Deficit	(923)	(911)

Total stockholders’ equity	2,417	2,395

Total liabilities and stockholders’ equity	$8,245	$8,421

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2005, 2004 and 2003

(in millions, except per common share amounts)

	2005	2004	2003
REVENUES
Rooms	$2,282	$2,065	$1,833
Food and beverage	1,168	1,109	1,012
Other	246	229	210

Total hotel sales	3,696	3,403	3,055
Rental income	111	106	100
Other income	—	1	12

Total revenues	3,807	3,510	3,167

EXPENSES
Rooms	550	512	460
Food and beverage	866	831	762
Hotel departmental expenses	1,013	948	855
Management fees	167	139	127
Other property-level expenses	286	285	285
Depreciation and amortization	360	341	334
Corporate and other expenses	67	67	60
Gain on insurance settlement	(9)	(3)	(3)

Total operating costs and expenses	3,300	3,120	2,880

OPERATING PROFIT	507	390	287
Interest income	21	11	11
Interest expense	(443)	(483)	(488)
Net gains on property transactions	80	17	5
Gain (loss) on foreign currency and derivative contracts	2	(6)	(19)
Minority interest expense	(16)	(4)	(5)
Equity in losses of affiliates	(1)	(16)	(22)
Dividends on Convertible Preferred Securities	—	—	(32)

INCOME (LOSS) BEFORE INCOME TAXES	150	(91)	(263)
Benefit from (provision for) income taxes	(24)	10	13

INCOME (LOSS) FROM CONTINUING OPERATIONS	126	(81)	(250)
Income from discontinued operations	40	81	264

NET INCOME (LOSS)	166	—	14
Less: Dividends on preferred stock	(27)	(37)	(35)
Issuance costs of redeemed preferred stock	(4)	(4)	—

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$135	$(41)	$(21)

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Continuing operations	$.27	$(.36)	$(1.01)
Discontinued operations	.11	.24	.94

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$.38	$(.12)	$(.07)

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2005, 2004 and 2003

(in millions)

Shares Outstanding			Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
Preferred	Common
14.1	264.8	Balance, December 31, 2002	$339	$3	$2,100	$(830)	$(2)
—	—	Net income	—	—	—	14	—	$14
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	—	34	34
—	—	Foreign currency forward contracts	—	—	—	—	(23)	(23)
—	—	Realized loss on foreign currency forward contracts	—	—	—	—	18	18
—	—	Unrealized gain on HM Services common stock to net income	—	—	—	—	1	1

—	—	Comprehensive income						$44

—	1.4	Common stock issued for the comprehensive stock and employee stock purchase plans	—	—	9	—	—
—	—	Dividends on preferred stock	—	—	—	(35)	—
—	4.2	Redemptions of limited partner interests for common stock	—	—	7	—	—
—	51.0	Issuance of common stock	—	—	501	—	—

14.1	321.4	Balance, December 31, 2003	339	3	2,617	(851)	28
—	—	Net loss	—	—	—	—	—	$—
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	—	(15)	(15)
—	—	Foreign currency forward contracts	—	—	—	—	1	1
—	—	Unrealized loss on HM Services common stock to net income	—	—	—	—	(1)	(1)

—	—	Comprehensive loss						$(15)

—	2.4	Common stock issued for the comprehensive stock and employee stock purchase plans	—	—	21	—	—
—	—	Dividends on common stock	—	—	—	(19)	—
—	—	Dividends on preferred stock	—	—	—	(37)	—
—	2.6	Redemptions of limited partner interests for common stock	—	—	14	—	—
4.0	—	Issuance of Class E Preferred Stock	98	—	—	—	—
(4.1)	—	Redemption of Class A Preferred Stock	(100)	—	—	(4)	—
—	25.0	Issuance of common stock	—	—	301	—	—

14.0	351.4	Balance, December 31, 2004	337	3	2,953	(911)	$13
—	—	Net income	—	—	—	166	—	$166
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	—	3	3
—	—	Unrealized loss on HM Services common stock to net income	—	—	—	—	(1)	(1)

—	—	Comprehensive income						$168

—	1.7	Common stock issued for the comprehensive stock and employee stock purchase plans	—	—	18	—	—
—	—	Dividends on common stock	—	—	—	(147)	—
—	—	Dividends on preferred stock	—	—	—	(27)	—
—	1.1	Redemptions of limited partner interests for common stock	—	—	7	—	—
(4.0)	—	Redemption of Class B Preferred Stock	(96)	—	—	(4)	—
—	6.8	Issuance of common stock	—	1	102	—	—

10.0	361.0	Balance, December 31, 2005	$241	$4	$3,080	$(923)	$15

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004 and 2003

(in millions)

	2005	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$166	$—	$14
Adjustments to reconcile to cash provided by operations:
Discontinued operations:
Gain on dispositions	(19)	(52)	(65)
Depreciation	13	25	44
Depreciation and amortization	360	341	334
Amortization of deferred financing costs	14	16	17
Income taxes	17	(20)	(30)
Net gains on property transactions	(75)	(5)	(5)
(Gain) loss on foreign currency and derivative contracts	(2)	6	19
Equity in losses of affiliates	1	16	22
Minority interest expense	16	4	5
Change in due from managers	8	(15)	17
Change in accrued interest payable	7	9	(10)
Changes in other assets	1	20	22
Changes in other liabilities	5	19	(13)

Cash provided by operating activities	512	364	371

INVESTING ACTIVITIES
Proceeds from sales of assets, net	122	246	184
Proceeds from the sale of interest in CBM Joint Venture, LLC, net of expenses	90	—	—
Disposition of World Trade Center hotel	—	—	185
Acquisitions	(284)	(503)	(324)
Distributions from equity investments	2	6	3
Capital expenditures:
Renewals and replacements	(242)	(207)	(197)
Repositionings and other investments	(107)	(44)	(20)
Change in furniture, fixtures and equipment replacement fund	7	(3)	22
Note receivable collections	—	47	—
Other	(17)	(47)	—

Cash used in investing activities	(429)	(505)	(147)

FINANCING ACTIVITIES
Financing costs	(12)	(16)	(16)
Issuances of debt	650	837	813
Draw on credit facility, net of repayments	20	—	—
Debt prepayments	(631)	(1,230)	(1,007)
Prepayment of Canadian currency forward contracts	(18)	—	(7)
Scheduled principal repayments	(58)	(61)	(52)
Issuances of common stock	—	301	501
Issuances of cumulative redeemable preferred stock, net	—	98	—
Redemption of cumulative redeemable preferred stock	(100)	(104)	—
Dividends on common stock	(102)	(19)	—
Dividends on preferred stock	(30)	(37)	(35)
Distributions to minority interests	(10)	(7)	(6)
Change in restricted cash	45	(38)	(12)

Cash provided by (used in) financing activities	(246)	(276)	179

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(163)	(417)	403
CASH AND CASH EQUIVALENTS, beginning of year	347	764	361

CASH AND CASH EQUIVALENTS, end of year	$184	$347	$764

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004 and 2003

(in millions)

Supplemental schedule of noncash investing and financing activities:

During 2005, 2004 and 2003, we issued 9.6 million, 30.0 million and 56.6 million shares of common stock, respectively. Of the shares of common stock issued during 2005, 6.8 million common shares were issued upon the conversion of 2.1 million of our Convertible Subordinated Debentures. Additionally, of the shares of common stock issued, approximately 1.1 million, 2.6 million and 4.2 million shares for 2005, 2004 and 2003, respectively, were issued upon the conversion of operating partnership units, or OP units, of Host Hotels & Resorts, L.P. held by minority partners valued at $19 million, $35 million and $41 million, respectively.

On January 3, 2005, we transferred $47 million of preferred units of Vornado Realty Trust, which we had purchased on December 30, 2004, in redemption of a minority partner’s interest in a consolidated partnership.

On January 6, 2005, we sold the Hartford Marriott at Farmington for a purchase price of approximately $25 million, including the assumption of approximately $20 million of mortgage debt by the buyer.

On September 22, 2004, we acquired the Scottsdale Marriott at McDowell Mountains, for a purchase price of approximately $58 million, including the assumption of approximately $34 million in mortgage debt.

During June 2003, we acquired the remaining general partner interest and the preferred equity interest held by outside partners in the JW Marriott in Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, we began consolidating the partnership and recorded $95 million of mortgage debt secured by the hotel and property and equipment of approximately $131 million.

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Description of Business

On April 17, 2006, the Company changed its name from Host Marriott Corporation to Host Hotels & Resorts, Inc., or Host, a Maryland corporation, operating through an umbrella partnership structure. Host is primarily the owner of hotel properties. We operate as a self-managed and self-administered real estate investment trust, or REIT, with our operations conducted solely through an operating partnership, Host Hotels & Resorts, L.P., or Host LP, or the operating partnership, and its subsidiaries. We are the sole general partner of Host LP and as of this date, own approximately 96% of the partnership interests, which are referred to as OP units.

As of December 31, 2005, we owned, or had controlling interests in, 107 luxury and upper-upscale, full-service hotel lodging properties located throughout the United States, Toronto and Calgary, Canada and Mexico City, Mexico operated primarily under the Marriott®, Ritz-Carlton®, Hyatt®, Fairmont®, Four Seasons®, Hilton® and Westin® brand names. Of these properties, 89 are managed or franchised by Marriott International, Inc. and its subsidiaries, or Marriott International.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. We consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of minority stockholders or other partners to participate in or block management decisions. Additionally, if we determine that we are an owner in a variable interest entity within the meaning of the Financial Accounting Standards Board, or FASB, revision to Interpretation No. 46, “Consolidation of Variable Interest Entities” and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. All material intercompany transactions and balances have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders as adjusted for potentially dilutive securities, by the weighted average number of shares of common stock outstanding plus other potentially dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, those preferred OP units held by minority partners, other minority interests that have the option to convert their limited partnership interests to common OP units, the Convertible Subordinated Debentures and the Exchangeable Senior Debentures. No effect is shown for any securities that are anti-dilutive.

	Year ended December 31,
	2005			2004			2003
	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
	(in millions, except per share amounts)
Net income (loss)	$166	353.0	$.47	$—	337.3	$—	$14	281.0	$.05
Dividends on preferred stock	(27)	—	(.08)	(37)	—	(.11)	(35)	—	(.12)
Issuance costs of redeemed preferred stock (1)	(4)	—	(.01)	(4)	—	(.01)	—	—	—

Basic earnings (loss) available to common stockholders	135	353.0	.38	(41)	337.3	(.12)	(21)	281.0	(.07)
Assuming distribution of common shares granted under the comprehensive stock plan, less shares assumed purchased at average market price	—	2.5	—	—	—	—	—	—	—

Diluted earnings (loss) available to common stockholders	$135	355.5	$.38	$(41)	337.3	$(.12)	$(21)	281.0	$(.07)

(1)	Represents the original issuance costs associated with the Class B preferred stock in 2005 and the Class A preferred stock in 2004.

Property and Equipment

Property and equipment is recorded at cost. For newly developed properties, cost includes interest and real estate taxes incurred during development and construction. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

We capitalize certain inventory (such as china, glass, silver, linen) at the time of a hotel opening, or when significant inventory is purchased (in conjunction with a major rooms renovation or when the number of rooms or meeting space at a hotel is expanded). These amounts are then fully amortized over the estimated useful life of three years. Subsequent replacement purchases are expensed when opened and placed in service. Food and beverage inventory items are recorded at the lower of FIFO cost or market and expensed as utilized.

We maintain a furniture, fixtures and equipment replacement fund for renewal and replacement capital expenditures at certain hotels, which is generally funded with approximately 5% of property revenues.

We assess impairment of our real estate properties based on whether it is probable that estimated undiscounted future cash flows from each individual property are less than its net book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the hotel.

We will classify a hotel as held for sale when the sale of the asset is probable, will be completed within one year and that actions to complete the sale are unlikely to change or that the sale will be withdrawn. Accordingly, we classify assets as held-for-sale when our Board of Directors has approved the sale, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could prevent the transaction from being completed in a timely manner. If these criteria are met, we will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease incurring depreciation. We will classify the loss, together with the related operating results, including interest expense on debt assumed by the buyer or that is required to be repaid as a result of the sale, as discontinued operations on our consolidated statement of operations and classify the assets and related liabilities as held for sale on the balance sheet. Gains on sales of properties are recognized at the time of sale or deferred and recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture and fixtures, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions. For purposes of the statement of cash flows, management believes that because these amounts are the direct result of restrictions under our loan agreements, it is appropriate to link the changes in restricted cash with the obligation to repay the debt in cash from financing activities.

Minority Interest

The percentage of the operating partnership owned by third parties is presented as interest of minority partners of Host LP in the consolidated balance sheets and was $119 million and $122 million as of December 31, 2005 and 2004, respectively. Third party partnership interests in consolidated investments of the operating partnership that have finite lives are included in interest of minority partners of other consolidated partnerships in the consolidated balance sheets and totaled $26 million and $83 million as of December 31, 2005 and 2004, respectively. Third party partnership interests in consolidated investments that have infinite lives totaled $3 million as of December 31, 2004. As of December 31, 2005, none of our partnerships have infinite lives as defined in SFAS 150.

Income Taxes

We account for income taxes in accordance with SFAS 109 “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

We have elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, are not subject to federal income tax, provided we distribute all of our taxable income annually to our stockholders and comply with certain other requirements. In addition to paying federal and state taxes on any retained income, we are subject to taxes on “built-in-gains” on sales of certain assets. Additionally, our taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the tax provision related to the operations of the taxable REIT subsidiaries, state taxes paid by Host and the operating partnership and foreign taxes paid by the operating partnership, as well as each of their respective subsidiaries.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

Foreign Currency Translation

As of December 31, 2005, our foreign operations consist of four properties located in Canada and one property located in Mexico. The operations of these properties are maintained in the local currency and then translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Revenues

Our consolidated results of operations reflect revenues and expenses of our hotels. Revenues are recognized when the services are provided.

Other Comprehensive Income (Loss)

The components of total accumulated other comprehensive income (loss) in the balance sheet are as follows (in millions):

	2005	2004
Unrealized gain on HM Services common stock	$4	$5
Foreign currency translation	11	8

Total accumulated other comprehensive income	$15	$13

Derivative Instruments

We have interest rate swaps and interest rate caps which are considered derivative instruments. If the requirements for hedge accounting are met, amounts paid or received under these agreements are recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives is recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to the underlying debt. Otherwise the instruments are marked to market, and the gains and losses from the changes in the market value of the contracts are recorded in loss on foreign currency and derivative contracts. Upon early termination of an interest rate swap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap.

We are also subject to exposure from fluctuations in foreign currencies relating to our properties located in Canada and in Mexico City. We have purchased currency forward contracts related to the Canadian properties, which are considered derivative instruments. Gains and losses on contracts that meet the requirements for hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to accumulated other comprehensive income. During 2003, these contracts no longer met the requirements for hedge accounting and have thereafter been marked to market each period and included in loss on foreign currency and derivative contracts in the accompanying statement of operations. See Note 4 for further discussion of these contracts.

Business Combinations

We account for business combinations under the purchase method of accounting. As a result, all assets and liabilities of an acquired entity will be measured at fair value.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We maintain cash and cash equivalents with various high credit-quality financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and limit the amount of credit exposure with any one institution.

Accounting for Stock-Based Compensation

At December 31, 2005, we maintained two stock-based employee compensation plans, which are described more fully in Note 8. Prior to 2002, we accounted for those plans in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Effective January 1, 2002, we adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, and applied it prospectively to all employee awards granted, modified or settled after January 1, 2002. Awards under our employee stock option plan generally vest over four years. Therefore, the cost related to stock-based employee compensation included in the determination of net income or loss for 2005, 2004 and 2003 is less than that which would have been recognized if the fair value based method had been applied to these awards since the original effective date of SFAS 123. The adoption of SFAS 123 did not change the calculation of stock-based employee compensation costs for shares granted under our deferred stock and restricted stock plans. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the fair value based method had been applied to all of our outstanding and unvested awards in each period.

	Year Ended December 31,
	2005	2004	2003
	(in millions, except per share amounts)
Net income (loss), as reported	$166	$—	$14
Add: Total stock-based employee compensation expense included in reported net income (loss), net of related tax effects	22	24	16
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(22)	(25)	(16)

Pro forma net income (loss)	166	(1)	14
Dividends on preferred stock	(27)	(37)	(35)
Issuance costs of redeemed preferred stock (1)	(4)	(4)	—

Pro forma net income (loss) available to common stockholders	$135	$(42)	$(21)

Earnings (loss) per share
Basic and diluted—as reported	$.38	$(.12)	$(.07)

Basic and diluted—pro forma	$.38	$(.12)	$(.07)

(1)	Represents the original issuance costs associated with the Class B preferred stock in 2005 and the Class A preferred stock in 2004.

Application of New Accounting Standards

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment (“FAS 123R”), which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in FAS 123. We adopted the fair value provisions of FAS 123 in 2002 and, therefore, have recognized the costs associated with all share-based payment awards granted after January 1, 2002. The provisions of FAS 123R are effective as of January 1, 2006. The adoption of this standard in 2006 will not have a material effect on our financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”), which clarified the term “conditional asset retirement obligation” as used in FASB Statement No. 143. A conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. As a result of the issuance of this statement, we will recognize the fair value of the liability for the conditional asset retirement obligation when incurred, which is generally upon acquisition, construction, or development and (or) through the normal operation of the asset, if sufficient information exists to reasonably estimate the fair value of the obligation. The adoption of this interpretation did not have a material impact on our financial position or results of operations.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.

2. Property and Equipment

Property and equipment consists of the following as of December 31:

	2005	2004
	(in millions)
Land and land improvements	$864	$826
Buildings and leasehold improvements	8,163	7,922
Furniture and equipment	1,176	1,115
Construction in progress	179	85

	10,382	9,948
Less accumulated depreciation and amortization	(2,948)	(2,650)

	$7,434	$7,298

3. Investments in Affiliates

We own investments in voting interest entities which we do not consolidate and, accordingly, are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by, us. Investments in affiliates consists of the following:

	As of December 31, 2005
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
Host Marriott Financial Trust	100%	$17	$370	$387 million of Convertible Subordinated Debentures
CBM Joint Venture L.P.	3.6%	7	841	120 Courtyard hotels
Tiburon Golf Ventures, L.P.	49%	17	—	36-hole golf club
Other	1%	—	—	Three full-service hotels

Total		$41	$1,211

	As of December 31, 2004
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
Host Marriott Financial Trust	100%	$17	$475	$492 million of Convertible Subordinated Debentures
CBM Joint Venture LLC	50%	33	898	120 Courtyard hotels
Tiburon Golf Ventures, L.P.	49%	19	—	36-hole golf club
Other	1%	—	—	Three full-service hotels

Total		$69	$1,373

Due to the implementation of FIN 46R on January 1, 2004, we were required to deconsolidate the accounts of the Host Marriott Financial Trust (the “Trust”), which was created solely to issue 11 million shares of 6 3/4% convertible quarterly income preferred securities (the “Convertible Preferred Securities”). This resulted in our recognizing the $492 million of 6 3/4% convertible subordinated debentures due December 2026 (the “Convertible Subordinated Debentures”) issued by the Trust as debt, eliminating the $475 million of Convertible Preferred Securities previously classified in the mezzanine section of our balance sheet and recognizing, as an equity investment, the $17 million invested in the Trust. Additionally, we have classified the related payments as interest expense on our consolidated statements of operations. During 2005, the holders of 2.1 million of Convertible

Preferred Securities, with a liquidation price of $105 million, exercised their right to convert and, as a result, we issued 6.8 million shares of our common stock. As of December 31, 2005, $387 million of Convertible Subordinated Debentures were outstanding. For further information on the Trust and the Convertible Preferred Securities, see Note 4.

During March 2005, we sold 85% of our interest in CBM Joint Venture LLC for a sales price of approximately $92 million and recorded a gain on the sale, net of taxes, of approximately $41 million. In conjunction with the sale of our interest, CBM Joint Venture LLC was recapitalized and converted into a limited partnership, CBM Joint Venture LP (“CBM Joint Venture”), with Marriott International and Sarofim Realty Advisors. Post-recapitalization, we own a 3.6% limited partner interest in CBM Joint Venture. We have the right to cause the partnership to redeem our remaining interest, under certain conditions, between December 2007 and December 2009. Thereafter, the partnership has the right to redeem our remaining interest. None of CBM Joint Venture’s debt is recourse to, or guaranteed by, us or any of our subsidiaries.

Each of CBM Joint Venture’s 120 hotels is operated by Marriott International pursuant to long-term management agreements. We received cash distributions of approximately $1 million during 2005 and did not receive any distributions from this investment during 2004 and 2003.

We have a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort. Cash distributions from this investment were approximately $1 million, $6 million and $1 million in 2005, 2004 and 2003, respectively.

We own minority interests in three partnerships that directly or indirectly own three hotels. The total carrying value of these partnerships is less than $500,000, and we do not have any guarantees or commitments in relation to these partnerships and all of the debt is non-recourse to us. On December 30, 2004, we sold our 49% interest in Duna Szalloda Rt., a partnership that owns the Budapest Marriott hotel, for approximately $1 million.

Combined summarized balance sheet information as of December 31 for our affiliates follows:

	2005	2004
	(in millions)
Property and equipment, net	$1,270	$1,049
Convertible Subordinated Debentures due from Host Hotels & Resorts, Inc.	387	492
Other assets	131	77

Total assets	$1,788	$1,618

Debt	$841	$898
Other liabilities	31	106
Convertible Preferred Securities	370	475
Equity	546	139

Total liabilities and equity	$1,788	$1,618

Combined summarized operating results for our affiliates for the years ended December 31 follows:

	2005	2004	2003
	(in millions)
Total revenues	$482	$441	$427
Operating expenses
Expenses	(348)	(325)	(318)
Depreciation and amortization	(46)	(57)	(58)

Operating profit	88	59	51
Interest income	33	33	—
Interest expense	(60)	(92)	(94)
Dividends on Convertible Preferred Securities	(31)	(32)	—

Net income (loss)	$30	$(32)	$(43)

4. Debt

Debt consists of the following:

	December 31,
	2005	2004
	(in millions)
Series B senior notes, with a rate of 7 7/8% due August 2008	$136	$304
Series E senior notes, with a rate of 8 3/8% due February 2006	—	300
Series G senior notes, with a rate of 9 1/4% due October 2007 (1)	236	243
Series I senior notes, with a rate of 9 1/2% due January 2007 (2)	451	468
Series K senior notes, with a rate of 7 1/8% due November 2013	725	725
Series M senior notes, with a rate of 7% due August 2012	346	346
Series O senior notes, with a rate of 6 3/8% due March 2015	650	—
Exchangeable Senior Debentures with a rate of 3.25% due April 2024	493	491
Senior notes, with an average rate of 9.7% maturing through May 2012	13	13

Total senior notes	3,050	2,890

Mortgage debt (non-recourse) secured by $3.1 billion of real estate assets, with an average interest rate of 7.8% and 7.7% at December 31, 2005 and 2004, respectively, maturing through February 2023 (3)	1,823	2,043
Credit facility	20	—
Convertible Subordinated Debentures, with a rate of 6 3/4% due December 2026	387	492
Other	90	98

Total debt	$5,370	$5,523

(1)	Includes the fair value of interest rate swap agreements of $(6) million and $1 million as of December 31, 2005 and 2004, respectively.
(2)	Includes the fair value of an interest rate swap agreement of $1 million and $18 million as of December 31, 2005 and 2004, respectively.
(3)	Excludes $20 million of mortgage debt related to the Hartford Marriott Farmington, that was reclassified as liabilities associated with assets held for sale at December 31, 2004. The hotel was sold on January 6, 2005.

Senior Notes

General. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of the operating partnership’s unsubordinated indebtedness and senior to all subordinated obligations of the operating partnership. The face amount of our outstanding senior notes as of December 31, 2005 and 2004 was $3.1 billion and $2.9 billion, respectively. The outstanding senior notes balance as of December 31, 2005 and 2004 includes discounts of approximately $11 million and $14 million, respectively, and fair value adjustments for interest rate swap agreements of approximately $(5) million and $19 million, respectively, that are discussed in further detail below. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and are currently secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. The Series K, Series M and Series O indenture contain certain provisions that allow for additional flexibility to incur debt, utilize asset sale proceeds, make certain investments and pay dividends on our preferred stock. However, these provisions will only go into effect once all pre-Series K senior notes are repaid or the pre-Series K indenture has been amended to allow for these same provisions. We pay interest on each series of our outstanding senior notes semi-annually in arrears of the respective annual rates indicated on the table above.

Restrictive Covenants. Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including the achievement of an

EBITDA-to-interest coverage ratio of at least 2.0x by the operating partnership. This ratio is calculated in accordance with our senior notes indenture and excludes from interest expense items such as interest on our Convertible Subordinated Debentures, call premiums and deferred financing charges that are included in interest expense on our consolidated statement of operations. In addition, the calculation is based on our pro forma results for the four prior fiscal quarters giving effect to the transactions, such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Other covenants limiting our ability to incur indebtedness and pay dividends include maintaining total indebtedness (excluding our Convertible Subordinated Debentures) of less than 65% of adjusted total assets (using undepreciated real estate values) and secured indebtedness of less than 45% of adjusted total assets). So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may pay preferred or common dividends and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. Our senior notes indenture also imposes restrictions on customary matters, such as limitations on capital expenditures, acquisitions, investments, transactions with affiliates and incurrence of liens. As of December 31, 2005, we are in compliance with our senior notes covenants.

Issuances. On March 10, 2005, we issued $650 million of 6 3/8% Series N senior notes due in 2015 and received net proceeds of approximately $639 million. The senior notes mature on March 15, 2015 and are equal in right of payment with all of our senior indebtedness and senior to all of our subordinated obligations. We will pay interest on the notes semi-annually in cash in arrears at the rate of 6 3/8% per year payable on March 15 and September 15. The senior notes are guaranteed by certain of our subsidiaries, comprising all of our subsidiaries that have also guaranteed our credit facility and other indebtedness. As security for the notes, we have pledged the common equity interests of those of our direct and indirect subsidiaries which also secure, on an equal and ratable basis, our credit facility and approximately $2.4 billion of our other outstanding existing senior notes. On July 19, 2005, the Series N senior notes were exchanged for $650 million of 6 3/8% Series O senior notes. The terms of the Series O senior notes are substantially identical in all material aspects, except that the Series O senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable by the holders.

On August 4, 2004, we issued $350 million of 7% Series L senior notes and received net proceeds of $345 million after discounts, underwriting fees and expenses. The Series L senior notes mature on August 15, 2012 and are equal in right of payment with all of our other senior indebtedness. Interest is payable semiannually in arrears on February 15 and August 15 of each year. On September 2, 2004, we used the net proceeds from the issuance of the Series L senior notes and available cash to redeem $336 million of our 7 7/8% Series B senior notes, which is discussed below. In January 2005, the Series L senior notes were exchanged for $350 million of 7 7/8% Series M senior notes. The terms of the Series M senior notes are substantially identical to the terms of the Series L senior notes, except that the Series M senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable by the holders.

In February 2004, the $725 million 7 1/8% Series J senior notes were exchanged for $725 million of 7 1/8% Series K senior notes. The terms of the Series K senior notes are substantially identical to the terms of the Series J notes, except that the Series K senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable by the holders.

Repayments. In 2005, we used the net proceeds from the Series O senior notes for the following senior note repayments:

•	on March 17, 2005, approximately $291 million was used to purchase $280 million of our 8 3/8% Series E senior notes;

•	on April 11, 2005, approximately $174 million was used to redeem $169 million of 7 7/8% Series B senior notes and to pay prepayment premiums; and

•	on April 22, 2005, approximately $21 million was used to discharge the remaining $20 million of 8 3/8% Series E senior notes.

We recorded a loss of $30 million on the early extinguishment of debt in 2005, which includes the payment of call premiums and the acceleration of related deferred financing fees.

During 2004, we redeemed a total of $895 million of our Series B senior notes and $218 million of our Series C senior notes, both of which were scheduled to mature in 2008. The Series B senior note redemptions were funded through the proceeds from issuance of our Series L senior notes and the proceeds from issuance of the Exchangeable Senior Debentures (discussed below). The redemption of our Series C senior notes was funded by the proceeds from the insurance settlement for the New York Marriott World Trade Center hotel. The terms of our senior notes require the payment of a call premium to holders in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss of approximately $55 million on the early extinguishment of debt in 2004, which includes the payment of the call premium and the acceleration of related deferred financing fees.

Exchangeable Senior Debentures. On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures and received net proceeds of $484 million, after discounts, underwriting fees and expenses. The Exchangeable Senior Debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. We can redeem for cash all, or part of, the Exchangeable Senior Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. Holders have the right to require us to repurchase the Exchangeable Senior Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 at the issue price. The Exchangeable Senior Debentures are exchangeable into shares of our common stock at a rate of 56.1319 shares for each $1,000 of principal amount of the debentures, or a total of approximately 28 million shares, which is equivalent to an exchange price of $17.82 per share of our common stock. The exchange rate is adjusted for, among other things, the payment of dividends to our common stockholders. Holders may exchange their Exchangeable Senior Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of our common stock is more than 120% of the exchange price per share, for at least 20 of 30 trading days. The Exchangeable Senior Debentures and the common stock issuable upon exchange of the debentures have not been registered under the Securities Act and may not be offered or sold except to qualified institutional buyers, as defined.

Convertible Subordinated Debentures. As of December 31, 2005, Host Marriott Financial Trust, a wholly owned subsidiary, held approximately 7.4 million shares of 6 3/4% convertible quarterly income preferred securities, with a liquidation preference of $50 per share (for a total liquidation amount of $370 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Trust. The payment of distributions by the Trust, payments on liquidation of the Trust, or the redemption of the Convertible Preferred Securities are guaranteed by us. This guarantee, when taken together with our obligations under the indenture pursuant to which the Convertible Subordinated Debentures were issued provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in the Convertible Subordinated Debentures issued by us. The Trust exists solely to issue the Convertible Preferred Securities and its own common securities (the “Common Securities”) and invest the proceeds therefrom in the Convertible Subordinated Debentures, which is its sole asset. Separate financial statements of the Trust are not presented because of our guarantee described above; our management has concluded that such financial statements are not material to investors as the Trust is wholly owned and essentially has no independent operations.

Each of the Convertible Preferred Securities and the related Convertible Subordinated Debentures are convertible at the option of the holder into shares of our common stock at the rate of 3.2537 shares per Convertible Preferred Security for a total of approximately 24 million shares (equivalent to a conversion price of $15.367 per share of our common stock). The Trust will only convert Convertible Subordinated Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities.

Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% payable quarterly in arrears. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities correspond to the interest rate and interest and other payment dates on the Convertible Subordinated Debentures. We may defer interest payments on the Convertible Subordinated Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Convertible Subordinated Debentures are deferred so, too, are payments on the Convertible Preferred Securities. Under this circumstance, we will not be permitted to declare or pay any cash distributions with respect to our capital stock or debt securities that rank pari passu with or junior to the Convertible Subordinated Debentures.

Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Trust’s option upon any redemption by us of the Convertible Subordinated Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Convertible Subordinated Debentures upon the occurrence of a default, the Convertible Preferred Securities are subject to mandatory redemption.

In connection with Host’s conversion to a REIT, the Host LP assumed primary liability for repayment of the Convertible Subordinated Debentures underlying the Convertible Preferred Securities. Upon conversion by a Convertible Preferred Securities holder, we will issue shares of our common stock, which will be delivered to such holder. Upon the issuance of such shares by us, the operating partnership will issue to us a number of OP units equal to the number of shares of our common stock issued in exchange for the Convertible Subordinated Debentures.

During 2005, the holders of 2.1 million Convertible Preferred Securities, with a liquidation value of $105 million, exercised their right to convert and, as a result, we issued 6.8 million shares of our common stock. As of December 31, 2005, $387 million of Convertible Subordinated Debentures were outstanding.

Amended and Restated Credit Facility. On September 10, 2004, we entered into an amended and restated credit facility (the “Credit Facility”) with Deutsche Bank Trust Company Americas, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other lenders. The Credit Facility amends our prior credit facility and provides aggregate revolving loan commitments in the amount of $575 million with an option to increase the amount of the facility by up to $100 million to the extent that any one or more lenders, whether or not currently party to the Credit Facility, commits to be a lender for such amount. The revolving loan commitment under the amended credit facility is divided into two separate tranches: (1) a Revolving Facility A tranche of $385 million and (2) a Revolving Facility B tranche of $190 million. Subject to compliance with the facility’s financial covenants, amounts available for borrowing under Revolving Facility A vary depending on our leverage ratio, with $385 million being available when our leverage ratio is less than 6.5x, $300 million being available when our leverage ratio equals or exceeds 6.5x but is less than 6.75x, $150 million being available when our leverage ratio equals or exceeds 6.75x but is less than 7.0x, and no amounts being available when our leverage ratio equals or exceeds 7.0x. By contrast, the entire amount of Revolving Facility B is available for borrowing at any time that our unsecured interest coverage ratio equals or exceeds 1.5x and our leverage ratio does not exceed levels ranging from 7.5x to 7.0x. The Credit Facility also includes sub-commitments for the issuance of letters of credit in an aggregate amount of $10 million and loans to our Canadian subsidiaries in Canadian Dollars in an aggregate amount of $150 million. The Credit Facility has an initial scheduled maturity in September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. We pay interest on borrowings under the Revolving Facility A at floating interest rates plus a margin (which, in the case of LIBOR-based borrowings, ranges from 2.00% to 3.00%) that is set with reference to our leverage ratio. Borrowings under Revolving Facility B are subject to a margin that is 0.5% higher than the corresponding margin applicable to Revolving Facility A borrowings and .75% higher when our leverage ratio is greater than 7.0x. The rate will vary based on our leverage ratio. We are required to pay a quarterly commitment fee that will vary based on the amount of unused capacity under the Credit Facility. Currently, the commitment fee is .55% on an annual basis. As of December 31, 2005, we had approximately $20 million outstanding under our Credit Facility.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets except for fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2005, we have 23 assets that are secured by mortgage debt, with an average interest rate of 7.8%. Eight of these assets are secured by mortgage debt that contains restrictive covenants that require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. The impact of these covenants is discussed below.

Eight of our hotel properties secure a $548 million mortgage loan that is the sole asset of a trust that issued commercial mortgage pass-through certificates, which we refer to as the CMBS Loan. These hotels securing the CMBS Loan are the New York Marriott Marquis Times Square, the Hyatt Regency San Francisco Airport, the Hyatt

Regency Cambridge, Overlooking Boston, the Hyatt Regency Reston, the Hyatt Regency Boston, Swissôtel The Drake, New York, the Westin Buckhead Atlanta, and the Swissôtel Chicago, which we refer to as the CMBS Portfolio. The CMBS Loan contains a provision that requires the mortgage servicer to retain certain excess cash flow from the CMBS Portfolio after payment of debt service (approximately $64 million) if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. This provision was triggered beginning in the third quarter of 2002 and remained in effect until the third quarter of 2005, when operating cash flow met the required thresholds. As a result, on October 31, 2005, approximately $71 million of previously escrowed funds were released to us.

On October 17, 2005, we retired the remaining mortgage secured by two of our Canadian properties with the prepayment of approximately $19 million. In addition to the prepayment of the mortgage debt secured by our Canadian properties, we prepaid $140 million, with the net proceeds from the Series O senior notes, of mortgage debt secured by two of our properties and had $20 million of mortgage debt assumed by the buyer in conjunction with a property disposition in 2005. During the first quarter of 2004, we prepaid $82 million of mortgage debt secured by four of our properties. The prepayment of this debt was made with proceeds from the sale of assets.

In conjunction with the purchase of the Scottsdale Marriott at McDowell Mountains in September 2004, we assumed the outstanding mortgage debt of approximately $34 million. The debt has a fixed rate of interest equal to 6.08% and matures in on December 1, 2008.

Derivative Instruments

Prior to the repayment in October 2005, the mortgage loan on our Canadian properties was denominated in U.S. dollars and the functional currency of the Canadian subsidiaries was the Canadian dollar. At the time of the origination of the loan, each of the subsidiaries entered into 60 separate currency forward contracts to buy U.S. dollars at a fixed price. These forward contracts hedged the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments, including the final balloon payment. These contracts were designated as cash flow hedges of the debt service and balloon payment and were recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. During 2003, we prepaid approximately $39 million of the loan and terminated the foreign currency contracts equal to the prepayments for a payment of approximately $8 million. As a result, substantially all of the forward currency contracts were deemed ineffective for accounting purposes and we recorded a loss on the contracts of approximately $18 million in 2003. Subsequent to the prepayment date, we recorded the increase or decrease in the fair value of the outstanding forward currency contracts in net income (loss) each period. In December 2004, we made an additional $34 million prepayment of the loan. In 2005, we terminated the remaining foreign currency contracts for approximately $18 million and prepaid the remaining outstanding balance of the loan for approximately $19 million.

On August 21, 2003, we entered into two four-year interest rate swap agreements that mature October 2007, effectively converting our Series G senior notes to floating-rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points (10.1% at December 31, 2005) on a $242 million notional amount, which is approximately equal to the current amount of outstanding Series G senior notes. We have designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of these interest rate swaps was $(6) million and $1 million at December 31, 2005 and 2004, respectively.

On December 20, 2001, we entered into a five-year interest rate swap agreement, which was effective on January 15, 2002 and matures in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points (8.9% at December 31, 2005) on a $450 million notional amount, which is equal to the current amount of outstanding Series I senior notes. We have designated the interest rate swap as a fair value hedge for both financial reporting and tax purposes and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense. Changes in the fair value of the swap and the Series I senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of this interest rate swap at December 31, 2005 and 2004 was $1 million and $18 million, respectively.

In connection with the refinancing of the mortgage debt secured by the JW Marriott, Washington, D.C. in September 2003, we purchased an interest rate cap with a notional amount of $88 million, which capped the floating interest rate at 8.1% for the first two years of the loan. Upon the expiration of the interest rate cap in September 2005, we purchased a similar interest rate cap that caps the floating interest rate of the loan at 8.1% through September 2006. The caps represent derivatives that are marked to market each period and the gains and losses from changes in the market values of the caps are recorded in gain (loss) on foreign currency and derivative contracts. The fair values of the interest rate caps were immaterial at December 31, 2005 and 2004.

Aggregate Debt Maturities

Aggregate debt maturities at December 31, 2005 are as follows (in millions):

2006	$228
2007	873
2008	451
2009	754
2010	518
Thereafter	2,559

5,383
Fair value adjustment for interest rate swaps	(5)
Discount on senior notes	(11)
Capital lease obligations	3

$5,370

Interest

Cash paid for interest, net of amounts capitalized, was $423 million in 2005, $453 million in 2004 and $468 million in 2003. During 2005, 2004 and 2003, we capitalized $5 million, $3 million and $2 million of interest expense related to qualifying property construction activities. We recorded losses, which have been included in interest expense on our consolidated statement of operations, during 2005 and 2004, of approximately $30 million and $55 million, respectively, on the early extinguishment of debt, which includes prepayment premiums and the acceleration of the related discounts and deferred financing costs. Deferred financing costs, which are included in other assets, amounted to $63 million and $70 million, net of accumulated amortization, as of December 31, 2005 and 2004, respectively. Amortization of deferred financing costs totaled $14 million, $16 million, and $17 million in 2005, 2004 and 2003, respectively.

Amortization of property and equipment under capital leases totaled $3 million, $2 million and $3 million in 2005, 2004 and 2003, respectively, and is included in depreciation and amortization on the accompanying consolidated statements of operations.

5. Stockholders’ Equity

Seven hundred fifty million shares of common stock, with a par value of $0.01 per share, are authorized, of which 361.0 million and 351.4 million were outstanding as of December 31, 2005 and 2004, respectively. Fifty million shares of no par value preferred stock are authorized, with 10.0 million shares and 14.0 million shares outstanding as of December 31, 2005 and 2004, respectively.

Dividends. We are required to distribute at least 90% of our taxable income to qualify as a REIT. However, our policy on common dividends is generally to distribute at least 100% of our taxable income, unless otherwise contractually restricted. For our preferred dividends, we will generally pay the quarterly dividend, regardless of the amount of taxable income, unless similarly contractually restricted. The amount of any dividends will be determined by Host’s Board of Directors.

The table below presents the amount of common and preferred dividends declared as follows:

	2005	2004	2003
Common stock	$.41	$.05	$—
Class A preferred stock 10% (1)	—	1.38	2.50
Class B preferred stock 10% (2)	.87	2.50	2.50
Class C preferred stock 10%	2.50	2.50	2.50
Class E preferred stock 8 7/8%	2.22	1.37	—

(1)	We redeemed all of the outstanding shares of the Class A preferred stock in August 2004.
(2)	We redeemed all of the outstanding shares of the Class B preferred stock in May 2005.

Common Stock and OP Units. During June 2004, we sold 25.0 million shares of our common stock at a price to the public of $12.12 per share. The net proceeds from the sales were $301 million after payment of the underwriting discount and offering expenses.

During 2005, the holders of 2.1 million Convertible Preferred Securities, with a liquidation value of $105 million, exercised their right to convert and, as a result, we issued 6.8 million shares of our common stock.

Preferred Stock. We currently have two classes of publicly-traded preferred stock outstanding: 5,980,000 shares of 10% Class C preferred stock and 4,034,400 shares of 8 7/8% Class E preferred stock. Holders of both classes of the preferred stock are entitled to receive cumulative cash dividends at their respective rate per annum of the $25.00 per share liquidation preference and are payable quarterly in arrears. On May 20, 2005, we redeemed, at par, all four million shares of our 10% Class B cumulative preferred stock or Class B preferred stock, for approximately $101 million, including accrued dividends. The fair value of our Class B preferred stock (which is equal to the redemption price) exceeded the carrying value of the preferred stock by approximately $4 million. The $4 million represents the original issuance costs. Accordingly, this amount has been reflected in the determination of net income available to common stockholders for the purpose of calculating our basic and diluted earnings per share.

After March 27, 2006 and June 2, 2009, we have the option to redeem the Class C preferred stock and Class E preferred stock, respectively, for $25.00 per share, plus accrued and unpaid dividends to the date of redemption. The preferred stock classes rank senior to the common stock and the authorized Series A junior participating preferred stock (discussed below), and at parity with each other. The preferred stockholders generally have no voting rights. Accrued preferred dividends at December 31, 2005 and 2004 were approximately $6 million and $8 million, respectively.

Stockholders Rights Plan. In 1998, the Board of Directors adopted a stockholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of our common stock. Each right when exercisable entitles the holder to buy 1/1,000th of a share of a Series A junior participating preferred stock of ours at an exercise price of $55 per share, subject to adjustment. The rights are exercisable 10 days after a person or group acquired beneficial ownership of at least 20%, or began a tender or exchange offer for at least 20%, of our common stock. Shares owned by a person or group on November 3, 1998 and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights are non-voting and expire on November 22, 2008, unless exercised or previously redeemed by us for $.005 each. If we were involved in a merger or certain other business combinations not approved by the Board of Directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of either our company or the acquiror having a value of twice the exercise price of the right.

6. Income Taxes

During 1998, we restructured ourselves to enable us to qualify for treatment as a REIT effective January 1, 1999, pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects REIT status and meets certain tax law requirements regarding the distribution of its taxable income to its stockholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is generally not subject to federal and state income taxation on its operating income distributed to its shareholders. In addition to paying federal and state taxes on any retained income, we are subject to taxes on “built-in-gains” on sales of certain assets. Additionally, our taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the tax provision related to the operations of the taxable REIT subsidiaries, state taxes paid by Host and the operating partnership and foreign taxes paid by the operating partnership as well as each of their respective subsidiaries.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Total deferred tax assets and liabilities at December 31, 2005 and 2004 are as follows:

	2005	2004
	(in millions)
Deferred tax assets	$119	$125
Less: Valuation allowance	(19)	(14)

Subtotal	100	111
Deferred tax liabilities	(95)	(80)

Net deferred tax asset	$5	$31

We have recorded a valuation allowance under SFAS 109 equal to 100% of our domestic capital loss carryforward and 50% of our foreign capital loss carryforward. In addition, we have recorded a valuation allowance equal to 100% of our Mexican net operating loss carryforward and approximately 30% of our Canadian net operating loss carryforwards. Any subsequent reduction in the valuation allowance related to a net operating loss or capital loss carryforward will be recorded as a reduction of income tax expense. The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities, net of valuation allowances, as of December 31, 2005 and 2004 are as follows:

	2005	2004
	(in millions)
Investment in hotel leases	$17	$29
Deferred gains	—	1
Deferred incentive management fees	12	10
Accrued related party interest	25	18
Net operating loss and capital loss carryforwards	43	44
Alternative minimum tax credits	3	2
Safe harbor lease investments	(19)	(20)
Property and equipment depreciation	(7)	(4)
Investments in affiliates	(69)	(56)
Notes receivable and accrued interest	—	7

Net deferred tax asset	$5	$31

At December 31, 2005, we have aggregate domestic and international net operating loss carryforwards of approximately $107 million, net of a valuation allowance of approximately $55 million, which expire through 2024. In addition, we have aggregate domestic and international capital loss carryforwards of approximately $2 million, net of a valuation allowance of approximately $6 million as of December 31, 2005, which expire through 2010 for domestic purposes and have an unlimited life for international purposes.

The (provision) benefit for income taxes for continuing operations consists of:

	2005	2004	2003
	(in millions)
Current — Federal	$—	$—	$—
— State	(2)	(2)	(2)
— Foreign	(5)	(7)	(4)

	(7)	(9)	(6)

Deferred — Federal	(18)	16	16
— State	(2)	2	2
— Foreign	3	1	1

	(17)	19	19

	$(24)	$10	$13

The (provision) benefit for income taxes, including the amounts associated with discontinued operations, were $(25) million, $10 million and $9 million in 2005, 2004 and 2003, respectively.

A reconciliation of the statutory federal tax (provision) benefit to our income tax (provision) benefit for continuing operations follows:

	2005	2004	2003
	(in millions)
Statutory federal tax (provision) benefit	$(57)	$26	$83
Nontaxable income (loss) of REIT	35	(12)	(69)
State income taxes, net of federal tax benefit	(2)	1	2
Tax contingencies	5	1	—
Tax on foreign source income	(5)	(6)	(3)

Income tax (provision) benefit	$(24)	$10	$13

Cash paid for income taxes, net of refunds received, was $8 million, $10 million and $21 million in 2005, 2004 and 2003, respectively.

7. Leases

Hotel Leases. We lease our hotels (the “Leases”) to a wholly owned subsidiary that qualifies as a taxable REIT subsidiary due to federal income tax restrictions on a REIT’s ability to derive revenue directly from the operation of a hotel.

Hospitality Properties Trust Relationship. In a series of related transactions in 1995 and 1996, we sold and leased back 53 Courtyard by Marriott (“Courtyard”) properties and 18 Residence Inn by Marriott (“Residence Inn”) properties to Hospitality Properties Trust (“HPT”). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at our option. Minimum rent payments are $55 million annually for the Courtyard properties and $19 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to HPT under the terms of the leases.

In 1998, we sublet the HPT properties (the “Subleases”) to separate sublessee subsidiaries of Barceló Crestline Corporation (the “Sublessee”), subject to the terms of the applicable HPT lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either we or the sublessee elect not to renew the Sublease provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT properties (one for the Courtyard properties and one for the Residence Inn properties). Rent payable by the Sublessee under the Sublease consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to us. The percentage rent payable by the Sublessee is generally sufficient to cover the additional rent due under the HPT lease, with any excess being retained by us. The rent payable under the Subleases is guaranteed by the Sublessee, up to a maximum amount of $30 million, which is allocated between the two pools of HPT properties.

Other Lease Information. As of December 31, 2005, all or a portion of 34 of our hotels are subject to ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. We also have leases on facilities used in our former restaurant business, some of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or 10-year periods. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. The restaurant and equipment leases are accounted for as either operating or capital leases, depending on the characteristics of the particular lease arrangement. The amortization charge applicable to capitalized leases is included in depreciation expense in the accompanying consolidated statements of operations.

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2005. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants and the Sublessee of $16 million and $481 million, respectively, payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2006	$2	$112
2007	1	109
2008	1	106
2009	—	102
2010	—	100
Thereafter	—	1,018

Total minimum lease payments	4	$1,547

Less: amount representing interest	(1)

Present value of minimum lease payments	$3

We remain contingently liable on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $27 million at December 31, 2005. However, management considers the likelihood of any material funding related to these leases to be remote.

Rent expense consists of:

	2005	2004	2003
	(in millions)
Minimum rentals on operating leases	$119	$123	$127
Additional rentals based on sales	19	18	13
Less: sublease rentals	(85)	(83)	(79)

	$53	$58	$61

8. Employee Stock Plans

We maintain two stock-based compensation plans, the comprehensive stock plan (the “Comprehensive Plan”), whereby we may award to participating employees (i) options to purchase our common stock, (ii) deferred shares of our common stock and (iii) restricted shares of our common stock, and the employee stock purchase plan. At December 31, 2005, there were approximately 10.6 million shares of common stock reserved and available for issuance under the Comprehensive Plan.

Prior to 2002, these plans were accounted for according to the provisions of Accounting Principles Board Opinion No. 25 and related interpretations. Consequently, no compensation expense was recognized for stock options issued under the Comprehensive Plan or stock issued under the employee stock purchase plan. Effective January 1, 2002, we adopted the expense recognition provisions of SFAS 123 for employee stock options granted on or after January 1, 2002 only. Options granted in fiscal years prior to 2002 were fully vested as of December 31, 2005, therefore, no expense related to these awards will be recorded upon the implementation of SFAS 123 (revised). As a result of the change in accounting method, we record compensation expense for employee stock options based on the fair value of the options at the date of grant. We also record compensation expense for shares issued under our employee stock purchase plan. The implementation of SFAS 123 had no effect on the calculation of compensation expense for shares granted under deferred stock and restricted stock plans.

Employee Stock Options. Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of the common stock on the date of grant. Non-qualified options generally expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant.

In connection with the Host Marriott Services (“HM Services”) spin-off in 1995, outstanding options held by our current and former employees were redenominated in both our and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. Pursuant to the distribution agreement between us and HM Services, we originally had the right to receive up to 1.4 million shares of HM Services’ common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. On August 27, 1999, Autogrill Acquisition Co., a wholly owned subsidiary of Autogrill SpA of Italy, acquired HM Services. Since HM Services is no longer publicly traded, all future payments to us will be made in cash, as HM Services has indicated that the receivable will not be settled in Autogrill SpA stock. As of December 31, 2005 and 2004, the receivable balance was approximately $2 million and $4 million, respectively, which is included in other assets in the accompanying consolidated balance sheets.

For purposes of the following disclosures required by SFAS 123, the fair value of each stock option granted has been estimated on the date of grant using an option-pricing model. There were no stock options granted for the periods presented. Compensation expense for the stock options is recognized on a straight-line basis over the vesting period. The weighted average fair value per option granted during 2002 was $1.41. We recorded compensation expense of $244,000, $280,000 and $274,000 respectively, for 2005, 2004 and 2003, which represents the expense for stock options granted during 2002.

The following table is a summary of the status of our stock option plans that have been approved by our stockholders for the three years ended December 31, 2005. We do not have stock option plans that have not been approved by our stockholders.

	2005		2004		2003
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	2.6	$6	4.5	$6	5.4	$6
Granted	—	—	—	—	—	—
Exercised	(1.1)	6	(1.6)	7	(.6)	6
Forfeited/expired	(.1)	6	(.3)	8	(.3)	9

Balance, at end of year	1.4	6	2.6	6	4.5	6

Options exercisable at year-end	1.2		2.0		3.2

The following table summarizes information about stock options at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
$1 – 3.6		$1	$3.6		$3
4 – 6.1		3	6.1		6
7 – 9.6		10	8.4		8
10 – 12.1		10	11.1		11
13 – 19	—	7	18	—	18

	1.4			1.2

Deferred Stock. Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. We accrue compensation expense on a straight-line basis over the vesting period for the fair market value of the shares on the date of grant, less estimated forfeitures. In 2003, 45,000 shares were granted under this plan. No shares were granted under this plan in 2004 or 2005. The compensation cost that has been charged against income for deferred stock was not material for all periods presented. The weighted average fair value per share granted during 2003 was $8.00. The implementation of SFAS No. 123 had no impact on the calculation of compensation expense for the deferred stock incentive plan.

Restricted Stock. From time to time, we award restricted stock shares under the Comprehensive Plan to officers and key executives to be distributed over the next three years in annual installments based on continued employment and the attainment of certain performance criteria. We recognize compensation expense over the restriction period equal to the fair market value of the shares issued, which is adjusted for fluctuation in the fair market value of our common stock. The number of shares issued is adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria. In 2005, 2004 and 2003, approximately 25,000, 11,000 and 3,203,000 shares, respectively, were granted to certain key employees under these terms and conditions. Approximately 59,000 and 1,006,000 shares, respectively, were forfeited in 2005 and 2003, and no shares were forfeited in 2004. We recorded compensation expense of approximately $20 million, $23 million, and $15 million, respectively, in 2005, 2004 and 2003 related to these awards. The weighted average grant date fair value per share granted during each year was $16.53 in 2005, $12.50 in 2004 and $8.82 in 2003. Under these awards, 1.1 million shares were outstanding at December 31, 2005.

In 2003, we also started a restricted stock program for our upper-middle management with 40% of the shares automatically vesting on the grant date, and the remaining 60% vesting over two years, subject to continued employment. We recognize compensation expense over the vesting period equal to the fair market value of the shares on the date of issuance. The number of shares granted is adjusted for the level of attainment of performance criteria. During 2005, approximately 90,000 shares were granted under these terms and conditions that had a weighted average grant date fair value of $16.25. Approximately 58,000 shares were issued and 5,000 shares were forfeited during 2005. We recorded approximately $1.4 million of compensation expense related to these shares. Under this award, approximately 73,000 shares were outstanding at December 31, 2005.

Employee Stock Purchase Plan. Under the terms of the employee stock purchase plan, eligible employees may purchase common stock through payroll deductions at 90% of the lower of market value at the beginning or end of the plan year, which runs from February 1 through January 31. We record compensation expense for the employee stock purchase plan based on the fair value of the employees’ purchase rights, which is estimated using an option-pricing model with the following assumptions for 2005, 2004 and 2003, respectively: Risk-free interest rate of 4.3%, 2.9% and 1.3%, volatility of 34%, 34% and 36%, expected life of one year for all periods. We assume a dividend yield of 0% for these grants, as no dividends are accrued during the one year vesting period. For the 2005, 2004 and 2003 plan years, approximately 14,000, 16,000 and 21,000 shares, respectively, were issued. The weighted average fair value of those purchase rights granted in 2005, 2004 and 2003 was $4.27, $3.02 and $2.20, respectively. The compensation expense reflected in net income was not material for all periods presented.

Stock Appreciation Rights. In 1998, 568,408 stock appreciation rights (“SARs”) were issued under the Comprehensive Plan to certain directors as a replacement for previously issued options that were cancelled during the year. The conversion to SARs was completed in order to comply with ownership limits applicable to us upon conversion to a REIT. The SARs were fully vested and the grant prices ranged from $1.20 to $2.71 and had a weighted average price of $1.88 as of December 31, 2004. In 2005, 2004 and 2003, we recognized compensation expense for outstanding SARs as a result of fluctuations in the market price of our common stock of $.1 million, $.4 million and $1.6 million, respectively. All outstanding SARs were exercised in 2005.

9. Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by the Board of Directors. We provide medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Payments for these items were not material for the three years ended December 31, 2005.

10. Discontinued Operations

Assets Held For Sale. During December 2005, we entered into definitive, binding agreements to sell two hotels, which were subsequently sold in January 2006. During December 2004, we entered into a definitive, binding agreement to sell four hotels, which were all sold in January 2005. We recorded impairment charges of approximately $.7 million related to these hotels as of December 31, 2004. We reclassified the assets and liabilities relating to these hotels as held for sale in our consolidated balance sheets as of December 31, 2005 and 2004, respectively, as detailed in the following table (in millions):

	2005	2004
Property and equipment, net	$62	$111
Other assets	11	2

Total assets	$73	$113

Other liabilities	—	26

Total liabilities	$—	$26

Dispositions. We sold five hotels in 2006, including the Swissôtel, The Drake New York which was sold on March 31, 2006, five hotels in 2005, nine hotels in 2004, and eight hotels in 2003 and abandoned one hotel in 2003. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations in the consolidated statements of operations for the periods presented (in millions):

	2005	2004	2003
Revenues (1)	$135	$260	$556
Income before taxes (1)	21	29	203
Gain on disposals, net of tax	19	52	65

(1)	Revenues and income before taxes in 2003 include business interruption proceeds of $170 million related to the New York Marriott World Trade Center hotel settlement.

11. Gain on Insurance Settlement

Five of our properties sustained damage from hurricanes during 2005, with two, the New Orleans Marriott and the Fort Lauderdale Marina Marriott, having extensive damage which required us to temporarily close all or part of these hotels. The current range of estimates to repair the damage at all of the properties is approximately $80 million to $100 million, substantially all of which will be covered by insurance. Our insurance coverage for the properties entitles us to receive recoveries for damage to the hotels, as well as payments for business interruption. Gains resulting from insurance proceeds will not be recognized until all contingencies are resolved. As of December 31, 2005, we have recorded an insurance receivable of approximately $35 million which reflects the book value of the property and equipment written off and repairs and clean-up costs incurred as a result of the hurricane damage which will be covered by insurance. During the fourth quarter of 2005, we received approximately $9 million of business interruption proceeds related to the fourth quarter operations of the New Orleans Marriott for which all contingencies have been resolved. Accordingly, we have recorded the $9 million as gain on insurance settlement on the statement of operations.

In 2004, the gain on insurance settlement includes $3 million of business interruption proceeds that we received in connection with the loss of business at our Toronto hotels due to the outbreak of Severe Acute Respiratory Syndrome (SARS).

In 2003, we settled all outstanding issues related to the terrorist attacks of September 11, 2001 with our insurer for the Marriott World Trade Center and Financial Center hotels and received net proceeds of approximately $372 million. After payment of the existing mortgage, we recorded business interruption proceeds of $14 million for the New York Marriott World Trade Center hotel and a gain on the settlement of approximately $212 million in 2003. In accordance with SFAS 144, we have reclassified the gain on disposition and business interruption as discontinued operations. Additionally, the New York Financial Center hotel was damaged in the attacks and, as a result, we recorded business interruption proceeds of approximately $3 million in 2003 as gain on insurance settlement on the statement of operations.

12. Acquisitions

Starwood Acquisition

On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood Hotels & Resorts Worldwide, Inc., or Starwood, through a series of transactions, including the merger of Starwood Hotels & Resorts, a Maryland real estate investment trust, or Starwood Trust, with and into a subsidiary of Host, the acquisition of the capital stock of Sheraton Holding Corporation and the acquisition of four domestic hotels in a purchase structured to allow Host’s subsidiaries to complete like-kind exchange transactions for federal income tax purposes. These transactions were completed pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, and amended as of March 24, 2006, (the “Master Agreement”) among Host, Host LP, Starwood, Starwood Trust and certain of their respective affiliates. A joint venture in Europe, in which we own a 32.1% general and limited partner interest, acquired four European hotels on May 3, 2006 and one European hotel on June 13, 2006 from Starwood. See below discussion of the European joint venture. Two additional Starwood hotels to be acquired by Host, pursuant to the Master Agreement, were deferred subject to the resolution of certain notice periods and approvals that were not lapsed or received as of June 15, 2006.

For the 28 hotels included in the initial closing, the total consideration paid by Host to Starwood and its shareholders included the issuance of $2.27 billion of equity (133,529,412 shares of Host common stock) to Starwood stockholders, the assumption of $77 million in debt and the payment of approximately $1.0 billion in cash ($728 million, net of certain cash acquired from Starwood). An exchange price of Host common stock of $16.97 per share was calculated based on guidance set forth in Emerging Issues Task Force Issue No. 99-12, as the average of the closing prices of Host common stock during the range of trading days from two days before and after the November 14, 2005 announcement date. The amount of cash consideration paid under the Master Agreement is subject to adjustments for, among other things, the amount of working capital at the applicable closings, the amount of assumed indebtedness, and certain capital expenditures.

European Joint Venture

In conjunction with the Starwood acquisition, we entered into an Agreement of Limited Partnership, forming a joint venture in The Netherlands with Stichting Pensioenfonds ABP, the Dutch pension fund (“ABP”), and Jasmine Hotels Pte Ltd, a subsidiary of GIC Real Estate Pte Ltd (“GIC RE”), the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (GIC). The initial purpose of the joint venture is the acquisition and ownership of six European hotels.

The aggregate size of the joint venture was initially approximately $640 million, including total capital contributions of approximately $227 million, of which approximately $71 million was contributed by us in the form of cash and through the contribution of the Sheraton Warsaw Hotel & Towers, which we acquired on April 10, 2006. Through newly-formed Dutch BVs (private companies with limited liability), Host LP is a limited partner in the joint venture (together with ABP and GIC RE, the “Limited Partners”) and serves as the general partner for the joint venture. The percentage interest of the parties in the joint venture is 19.9% for ABP, 48% for GIC RE and 32.1% for Host LP (including its limited and general partner interests).

On May 3, 2006, the joint venture acquired from Starwood the following four hotels: the Sheraton Roma Hotel & Conference Center, Rome, Italy; The Westin Palace, Madrid, Spain, a Luxury Collection Hotel; the Sheraton Skyline Hotel & Conference Centre, Hayes, United Kingdom and The Westin Palace, Milan, Italy, a Luxury Collection Hotel. In addition, we contributed the Sheraton Warsaw Hotel & Towers, Warsaw, Poland, to the joint venture. The Westin Europa & Regina, Venice, Italy was acquired by the joint venture on June 13, 2006.

Pursuant to the agreements, distributions to partners will be made on a pro-rata basis (based on their limited partnership interests) until certain return thresholds are met. As those thresholds are met, our general partnership interest will receive an increasing percentage of the distributions. An affiliate of Host LP has entered into an asset management agreement with the joint venture to provide asset management services in return for a quarterly asset management fee. Host LP or its affiliates will be responsible for paying certain expenses related to asset management, including all salaries and employee benefits of employees and related overhead, including rent, utilities, office equipment, necessary administrative and clerical functions and other similar overhead expenses. The initial term of the joint venture is ten years subject to two one-year extensions with partner approval. Because of our minority ownership interest and due to certain rights given to ABP and GIC RE, the joint venture will not be consolidated.

Other Acquisitions

On September 30, 2005, we acquired the 834-room Hyatt Regency Washington on Capitol Hill in Washington, D.C. for a purchase price of approximately $274 million.

On December 30, 2004, we received approximately $47 million in payment of a note receivable from a minority partner in a consolidated subsidiary that owns two hotels. At the request of the minority partner, the partnership purchased preferred units of Vornado Realty Trust (the “Vornado Preferred Units), which we held as of December 31, 2004. As the Vornado Preferred Units are not publicly traded, we have recorded them in other assets at their cost basis in our consolidated balance sheet. On January 3, 2005, these securities were transferred to the minority partner, in redemption of his partnership interest, and we also paid approximately $14 million to a second partner for the remaining minority interests in the partnership. No gain or loss was recognized on this transaction.

On September 22, 2004, we acquired the 270-suite Scottsdale Marriott at McDowell Mountains for a purchase price of approximately $58 million, including the assumption of approximately $34 million of mortgage debt on the hotel. On July 15, 2004, we acquired the 450-suite Fairmont Kea Lani Maui for approximately $355 million. On April 27, 2004, we purchased the 455-suite Chicago Embassy Suites, Downtown-Lakefront for approximately $89 million. During November 2003, we acquired the 806-room Hyatt Regency Maui Resort and Spa for $321 million.

No pro forma statements of operations have been provided for the acquisitions completed in 2004 and 2005 as the effect of the acquisitions is not significant.

13. Fair Value of Financial Instruments

The fair value of certain financial assets and liabilities and other financial instruments are shown below:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Financial assets
Notes receivable	$7	$7	$7	$7
Financial liabilities
Senior notes (excluding fair value of swaps)	2,562	2,621	2,380	2,517
Exchangeable Senior Debentures	493	582	491	578
Mortgage debt and other, net of capital leases (1)	1,930	2,068	2,130	2,197
Convertible Subordinated Debentures	387	473	492	563

(1)	Mortgage debt and other, net of capital leases at December 31, 2004, excluded $20 million of mortgage debt, related to the Hartford Marriott Farmington, that was classified as held for sale at December 31, 2004. The hotel was sold and the mortgage debt was assumed by the buyer on January 6, 2005.

Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Convertible Subordinated Debentures are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

14. Relationship with Marriott International

We have entered into various agreements with Marriott International, including the management of the majority of our hotels, as well as franchised properties; financing for joint ventures or partnerships including the acquisition in 1996 of two full-service properties (one of which was sold on January 30, 2004) in Mexico City, Mexico and the 2000 acquisition of CBM Joint Venture LLC (see Note 3) and certain limited administrative services.

In 2005, 2004 and 2003, we paid Marriott International $148 million, $129 million and $136 million, respectively, in hotel management fees and $1 million, $2 million and $4 million, respectively, in franchise fees. Included in the management fees paid are amounts paid to The Ritz-Carlton Hotel Company, LLC (Ritz-Carlton), Courtyard Management Corporation and Residence Inn Management Corporation.

15. Hotel Management Agreements

Our hotels are subject to management agreements under which various operators, including Marriott International, Ritz-Carlton, Hyatt, Swissôtel, Hilton, Four Seasons, Fairmont and Westin, operate our hotels for the payment of a management fee. The agreements generally provide for both base and incentive management fees based on hotel sales and operating profit, respectively. As part of the management agreements, the manager furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the manager’s hotel system. Chain services include central training, advertising and promotion, national reservation systems, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among the hotels managed, owned or leased by the manager on a fair and equitable basis. In addition, our managers will generally have a guest rewards program which will be charged to all of the hotels that participate in the program.

We are obligated to provide the manager with sufficient funds, generally 5% of revenue generated at the hotel, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ furniture, fixtures and equipment. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements.

Marriott International

Of our hotels, 74 are subject to management agreements under which Marriott International or one of their subsidiaries manages the hotels, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The agreements generally provide for payment of base management fees that generally are three percent of sales and incentive management fees generally equal to 20% to 50% of operating profit (as defined in the agreements) over a priority return (as defined) to us, with total incentive management fees not to exceed 20% of cumulative operating profit, or 20% of current year operating profit. In the event of early termination of the agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. We have the option to terminate certain management agreements if specified performance or extension thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement. Certain consolidated partnerships with a total of eight properties operate under a single agreement, cancellation of which would affect all the properties in these partnerships.

Additionally, we have agreed with Marriott International that a pool of hotels currently subject to existing management agreements may be sold unencumbered by a Marriott management agreement without the payment of termination fees, subject to certain restrictions. The remaining pool includes 26 hotels. Seventy-one percent of this pool (as measured by EBITDA) may be sold free and clear of their existing management agreements without the payment of a termination fee, provided the hotels maintain the Marriott brand affiliation through a franchise agreement. Additionally, a percentage of these hotels may also be sold free and clear of their existing brand affiliation without a termination fee.

We have a franchise agreement with Marriott International for one hotel. Pursuant to the franchise agreement, we generally pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales are approximately six percent of sales, while fees for food and beverage sales are approximately three percent of sales. The franchise agreement has a term of 30 years.

Ritz-Carlton

We hold management agreements with Ritz-Carlton, a wholly-owned subsidiary of Marriott International, to manage ten of our hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

Other Managers

We also hold management agreements with hotel management companies such as Hilton, Four Seasons, Fairmont and Westin for 18 of our hotels. These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. Seventeen of the eighteen agreements also provide for incentive management fees generally equal to 10 to 30 percent of available cash flow, operating profit, or net operating income, as defined in the agreements.

16. Geographic and Business Segment Information

We consider each one of our full-service hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our non-full-service hotel activities (primarily our limited-service leased hotels and office buildings) are immaterial, and thus, we report one business segment: hotel ownership. Our foreign operations consist of four properties located in Canada and one property located in Mexico. There were no intercompany sales between us and the foreign properties. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2005		2004		2003
	Revenues	Long-lived Assets	Revenues	Long-lived Assets	Revenues	Long-lived Assets
United States	$3,689	$7,286	$3,399	$7,148	$3,051	$6,907
Canada	94	110	87	111	70	107
Mexico	24	38	24	39	46	71

Total	$3,807	$7,434	$3,510	$7,298	$3,167	$7,085

17. Guarantees

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•	We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $27 million as of December 31, 2005.

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership as part of Barceló Crestline Corporation, formerly Crestline Capital Corporation, in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•	In connection with the sale of three hotels in the fourth quarter of 2004 and January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $20 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

18. Mandatorily Redeemable Non-controlling Interests of All Entities

We consolidate four majority-owned partnerships, the Philadelphia Market Street HMC Host Limited Partnership; the Pacific Gateway, Ltd; the Lauderdale Beach Association; and the Marriott Mexico City Partnership G.P., all of which have finite lives ranging from 77 to 100 years that terminate between 2061 and 2097.

As of December 31, 2005, the minority interest holders in two of the partnerships have settlement alternatives in which they could be issued 199,597 and 1,860,000 OP units, respectively, based on their ownership percentages as stipulated in their partnership agreements. At December 31, 2005 and 2004, the OP units issuable were valued at $39 million and $29 million, respectively. Two of these partnerships do not have any settlement alternatives. At December 31, 2005 and 2004, the fair values of the minority interests in these partnerships were approximately $121 million and $127 million, respectively.

19. Subsequent Events

Starwood Acquisition

On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood, through a series of transactions, including the merger of Starwood Hotels & Resorts, a Maryland real estate investment trust, or Starwood Trust, with and into a subsidiary of Host, the acquisition of the capital stock of Sheraton Holding Corporation and the acquisition of four domestic hotels in a purchase structured to allow Host’s subsidiaries to complete like-kind exchange transactions for federal income tax purposes. These transactions were completed pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, and amended as of March 24, 2006, (the “Master Agreement”) among Host, Host LP, Starwood, Starwood Trust and certain of their respective affiliates. A joint venture in Europe, in which we own a 32.1% general and limited partner interest, acquired four European hotels on May 3, 2006 and one European hotel on June 13, 2006 from Starwood. Two additional Starwood hotels to be acquired by Host, pursuant to the Master Agreement, were deferred subject to the resolution of certain notice periods and approvals that were not lapsed or received as of June 15, 2006. For additional information, see Note 12.

Other Subsequent Events

On January 11, 2006, we announced our intention to exercise our option to cause the conversion rights of the remaining Convertible Preferred Securities to expire effective February 10, 2006. Between January 1, 2006 and February 10, 2006, $368 million of our Convertible Subordinated Debentures and corresponding Convertible Preferred Securities were converted into 24 million common shares. We redeemed the remaining $2 million of outstanding Convertible Preferred Securities for cash during the second quarter of 2006. Additionally, the $17 million of Convertible Subordinated Debentures not held by third parties were eliminated in conjunction with the second quarter 2006 redemption.

During January 2006, we issued mortgage debt in the amount of $135 million Canadian Dollars ($116 million US Dollars based on the exchange rate on the date of issuance) with a fixed interest rate of 5.195%, which is secured by four of our Canadian properties and matures on March 1, 2011.

During January 2006, we sold two hotels classified as held for sale at December 31, 2005, for total proceeds of approximately $204 million, resulting in a gain of approximately $132 million.

During February 2006, we sold two hotels for total proceeds of approximately $55 million, resulting in a gain of approximately $18 million.

On March 31, 2006, we sold the 495-room Drake and nearby retail space, which were classified as held for sale at March 24, 2006, for a sales price of approximately $440 million, resulting in a gain of approximately $235 million.

On April 4, 2006, we issued $800 million of 6 3/4% Series P senior notes and received net proceeds of approximately $787 million. The Series P senior notes mature on June 1, 2016 and are equal in right of payment with all of our other senior indebtedness. Interest is payable semiannually in arrears on June 1 and December 1, beginning on December 1, 2006. A portion of the proceeds from the offering was used for the Starwood acquisition.

On May 15, 2006, we redeemed approximately $136 million of 7 7/8% Series B senior notes with proceeds from the Series P senior notes offering. We also recorded a loss of approximately $3 million related to this early extinguishment of debt, which includes the payment of the call premium and the acceleration of the original issue discounts and related deferred financing fees.

On May 19, 2006, with proceeds from our Series P senior notes offering, we redeemed, at par, all 5,980,000 shares of our Class C cumulative redeemable preferred stock (“Class C preferred stock”) for approximately $151 million, including accrued dividends. The fair value of the Class C preferred stock (which is equal to the redemption price) exceeds the carrying value of the preferred stock by approximately $6 million. The $6 million represents the original issuance costs, which will be reflected in the determination of net income available to common stockholders for the purpose of calculating our basic and diluted earnings (loss) per share. The remaining proceeds from the Series P senior notes offering will be used for general corporate purposes.

On May 19, 2006, we entered into an agreement to purchase The Westin Kierland Resort & Spa in Scottsdale, Arizona for a purchase price of $393 million, which includes the assumption of $135 million of mortgage debt.

On June 1, 2006, we repaid the $84 million mortgage debt on the Boston Marriott Copley Place.

20. Quarterly Financial Data (unaudited)

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in millions, except per share amounts)
Revenues	$790	$958	$814	$1,245	$3,807
Income (loss) from continuing operations	(10)	85	(8)	59	126
Income from discontinued operations	16	6	3	15	40
Net income (loss)	6	91	(5)	74	166
Net income (loss) available to common stockholders	(2)	80	(11)	68	135
Basic earnings (loss) per common share:
Continuing operations	(.05)	.21	(.04)	.15	.27
Discontinued operations	.04	.02	.01	.04	.11
Net income (loss)	(.01)	.23	(.03)	.19	.38
Diluted earnings (loss) per common share:
Continuing operations	(.05)	.20	(.04)	.15	.27
Discontinued operations	.04	.02	.01	.04	.11
Net income (loss)	(.01)	.22	(.03)	.19	.38

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in millions, except per share amounts)
Revenues	$750	$868	$758	$1,134	$3,510
Income (loss) from continuing operations	(38)	(10)	(49)	16	(81)
Income from discontinued operations	7	27	2	45	81
Net income (loss)	(31)	17	(47)	61	—
Net income (loss) available to common stockholders	(40)	7	(60)	52	(41)
Basic and diluted earnings (loss) per common share:
Continuing operations	(.14)	(.06)	(.18)	.02	(.36)
Discontinued operations	.02	.08	.01	.13	.24
Net income (loss)	(.12)	.02	(.17)	.15	(.12)

The sum of the basic and diluted earnings (loss) per common share for the four quarters in all years presented differs from the annual earnings per common share due to the required method of computing the weighted average number of shares in the respective periods.